Exhibit 99.1

Fort Worth Office 640 Taylor Street Suite 2200 Fort Worth, Texas 76102 817.259.9100 Main whitleypenn.com

REPORT OF INDEPENDENT AUDITORS

To the Partners of

Nelson Bros. Ready Mix, LTD

Opinion

We have audited the accompanying financial statements of Nelson Bros. Ready Mix, LTD (the “Company”), which comprise the balance sheets as of December 31, 2025 and 2024, and the related statements of operations and changes in partners’ capital, and cash flows for the years then ended, and the related notes to the financial statements.

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (“GAAS”). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company, and to meet our ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with GAAP and the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the financial statements are issued.

Auditor’s Responsibility for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•

Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control–related matters that we identified during the audits.

Fort Worth, Texas
April 28, 2026

NELSON BROS. READY MIX, LTD

BALANCE SHEETS

	December 31,
	2025	2024
Assets
Current assets:
Cash, cash equivalents, and restricted cash	$4,296,684	$2,121,513
Accounts receivable - trade, less allowance for credit losses of $116,673 in 2025 and $342,882 in 2024	4,504,836	8,480,284
Accounts receivable - related parties	18,270,343	14,286,015
Other receivables	6,133	4,637,228
Inventories	2,313,677	2,150,213
Prepaid expenses and other current assets	1,940,503	355,931

Total current assets	31,332,176	32,031,184
Right-of-use asset - operating leases, net	138,273	846,299
Property and equipment, net	29,340,321	33,273,354

Total assets	$60,810,770	$66,150,837

Liabilities and Partners’ Capital
Current liabilities:
Accounts payable - trade	$8,466,047	$16,093,756
Accounts payable - related parties	2,407,421	6,396,575
Accrued liabilities	2,172,920	1,815,842
Other current liabilities	1,839,323	1,839,323
Lines of credit	5,221,919	10,945,626
Current portion of operating lease liabilities	83,088	727,172
Current portion of notes payable	1,947,638	5,102,925
Notes payable - related parties	—	4,527,345

Total current liabilities	22,138,356	47,448,564
Operating lease liabilities, net of current portion	86,035	169,298
Notes payable, net of current portion and deferred borrowing costs	21,747,753	4,418,925

Total liabilities	43,972,144	52,036,787
Commitments and contingencies
Partners’ capital	16,838,626	14,114,050

Total liabilities and partners’ capital	$60,810,770	$66,150,837

See accompanying notes to financial statements.

NELSON BROS. READY MIX, LTD

STATEMENTS OF OPERATIONS AND

CHANGES IN PARTNERS’ CAPITAL

	Years Ended December 31,
	2025	2024
Sales	$102,535,757	$143,855,569
Cost of sales	94,191,863	131,502,506

Gross profit from operations	8,343,894	12,353,063
General and administrative expenses	8,107,907	11,171,533

Income from operations	235,987	1,181,530
Other income (expense):
Other income (expense)	(51,837)	343,041
Loss on sales of property and equipment	—	(30,614)
Interest expense	(1,751,167)	(1,891,743)

Total other expense	(1,803,004)	(1,579,316)

Loss before state income tax	(1,567,017)	(397,786)
Provision for state income tax	409,549	579,378

Net loss	(1,976,566)	(977,164)
Partners’ capital at beginning of year	14,114,050	19,097,984
Contributions from partners	4,810,220	—
Distributions to partners	(109,078)	(4,006,770)

Partners’ capital at end of year	$16,838,626	$14,114,050

See accompanying notes to financial statements.

NELSON BROS. READY MIX, LTD

STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2025	2024
Cash Flows from Operating Activities:
Net loss	$(1,976,566)	$(977,164)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	4,041,394	3,987,271
Amortization of right-of-use asset	708,026	686,726
Loss on sales of property and equipment	—	30,614
Provision for (recovery of) credit losses	(226,209)	315,360
Non-cash lease expense	16,365	87,165
Changes in operating assets and liabilities:
Accounts receivable - trade	4,201,657	6,739,076
Accounts receivable - related parties	(3,984,328)	(2,288,213)
Other receivables	4,631,095	(1,794,115)
Inventories	(163,464)	(348,973)
Prepaid expenses and other current assets	(1,584,572)	414,289
Accounts payable - trade	(7,627,709)	711,941
Accounts payable - related parties	(3,989,154)	(1,041,339)
Accrued liabilities and other current liabilities	357,078	158,171
Operating lease liabilities	(743,712)	(723,720)

Net cash provided by (used in) operating activities	(6,340,099)	5,957,089
Cash Flows from Investing Activities:
Acquisitions of property and equipment	—	(1,456,340)
Proceeds on sales of property and equipment	—	66,066

Net cash used in investing activities	—	(1,390,274)
Cash Flows from Financing Activities:
Distributions to partners	(109,078)	(4,006,770)
Contributions from partners	4,810,220	—
Proceeds from line of credit	25,377,697	3,800,000
Payments on line of credit	(31,101,404)	(1,111,285)
Proceeds from notes payable	25,000,000	—
Payments on notes payable	(9,710,083)	(5,673,917)
Payment of deferred borrowing costs	(1,224,737)	—
Proceeds from notes payable - related parties	—	3,000,000
Payments on notes payable - related parties	(4,527,345)	(288,429)

Net cash provided by (used in) financing activities	8,515,270	(4,280,401)

Net increase in cash, cash equivalents, and restricted cash	2,175,171	286,414
Cash, cash equivalents, and restricted cash at beginning of year	2,121,513	1,835,099

Cash, cash equivalents, and restricted cash at end of year	$4,296,684	$2,121,513

See accompanying notes to financial statements.

NELSON BROS. READY MIX, LTD

STATEMENTS OF CASH FLOWS (continued)

	Years Ended December 31,
	2025	2024
Supplemental Disclosure of Cash Flow Information
Cash paid during the year for interest	$1,549,165	$1,877,024

Cash paid during the year for state income taxes	$409,549	$579,378

Operating right-of-use asset assumed through lease liabilities	$—	$1,533,025

See accompanying notes to financial statements.

NELSON BROS. READY MIX, LTD

NOTES TO FINANCIAL STATEMENTS

Years Ended December 31, 2025 and 2024

A. Nature of Business

Nelson Bros. Ready Mix, LTD (the “Company”) is a Texas limited partnership established in 2001. The Company is a concrete contractor specializing in residential and commercial projects in Texas. The Company’s corporate office is located in Lewisville, Texas, and the Company has plants in various locations in North Texas.

B. Summary of Significant Accounting Policies

A summary of the Company’s significant accounting policies consistently applied in the preparation of the accompanying financial statements follows.

Basis of Accounting

The accounts are maintained and the financial statements have been prepared using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect certain reported amounts in the financial statements and accompanying notes. Actual results could differ from these estimates and assumptions.

Cash, Cash Equivalents, and Restricted Cash

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. At December 31, 2025 and 2024, the Company had no such investments. The Company maintains deposits primarily in one financial institution, which may at times exceed amounts covered by insurance provided by the U.S. Federal Deposit Insurance Corporation (“FDIC”). The Company has not experienced any losses related to amounts in excess of FDIC limits.

The following table provides a reconciliation of cash, cash equivalents, and restricted cash reported within the accompanying balance sheets that sum to the total of the same such amounts shown in the statements of cash flows as of December 31:

	2025	2024
Cash and cash equivalents	$2,356,198	$2,121,513
Restricted cash	1,940,486	—

Total cash, cash equivalents, and restricted cash	$4,296,684	$2,121,513

Amounts included in restricted cash represent those required to be set aside by a contractual agreement related to the letter of credit with a bank for the Company’s captive insurance policy. Restricted cash represents amounts pledged as collateral equal to 105% of the letter of credit outstanding at year-end.

NELSON BROS. READY MIX, LTD

NOTES TO FINANCIAL STATEMENTS (continued)

B. Summary of Significant Accounting Policies - continued

Accounts Receivable and Allowance for Credit Losses

Accounts receivable - trade are recorded at the invoiced amount and do not typically bear interest. The Company regularly monitors and assesses its risk of not collecting amounts owed by customers. The Company operates primarily in the construction industry, and its accounts receivable are primarily derived from customers servicing that industry. At each balance sheet date, the Company recognizes an expected allowance for credit losses if determined necessary. The Company has elected the practical expedient to assume that current conditions as of the balance sheet date will persist through the reasonable and supportable forecast period for its eligible assets. The Company also considers subsequent collections of accounts receivable balances received after the balance sheet date through the date before the financial statements are available to be issued when determining its allowance estimate. As necessary, the Company will adjust historical data used in the estimation to reflect current conditions. This estimate is calculated on a pooled basis where similar risk characteristics exist. If applicable, accounts receivable are evaluated individually when they do not share similar risk characteristics which could exist in circumstances where amounts are considered at risk or uncollectible.

The allowance estimate is derived from a review of the Company’s historical losses based on the aging of receivables. The Company believes historical loss information is a reasonable starting point in which to calculate the expected allowance for credit losses as the Company’s portfolio segments have remained constant since the Company’s inception.

The Company writes off receivables when there is information that indicates the debtor is facing significant financial difficulty and there is no possibility of recovery. If any recoveries are made from any accounts previously written off, they will be recognized and offset to the provision for credit losses in the year of recovery, in accordance with the Company’s accounting policy election. The total amount of write-offs was immaterial to the financial statements as a whole for the years ended December 31, 2025 and 2024.

The opening balance of accounts receivable – trade, net as of January 1, 2024, was approximately $15,535,000.

Inventories

Inventories are carried at the lower of cost or net realizable value using the average cost method and consist of raw materials and shop supplies used in the production of concrete.

Property and Equipment

Property and equipment are stated at cost. Maintenance, repairs, and renewals are expensed, and additions and improvements are capitalized. Depreciation is computed using the straight-line method. The cost of assets sold or abandoned and the related accumulated depreciation are eliminated from the accounts, and any gains or losses are charged or credited to the operating results of the respective period. Estimated useful depreciable lives of assets are stated below:

Furniture and fixtures	5 –7 years
Office equipment	3 years
Machinery and equipment	3 – 15 years
Vehicles and trailers	5 years
Building and improvements	7 – 30 years

NELSON BROS. READY MIX, LTD

NOTES TO FINANCIAL STATEMENTS (continued)

B. Summary of Significant Accounting Policies - continued

Long-Lived Assets

The Company evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of these assets is measured by comparison of their carrying amounts to future undiscounted cash flows that the assets are expected to generate. If long-lived assets are considered to be impaired, the impairment to be recognized equals the amount by which the carrying value of the asset exceeds its fair market value and is recorded in the period the determination was made. Based upon management’s assessment, there was no impairment of long-lived assets at December 31, 2025 or 2024.

Leases

The Company has leases for its office space and certain land leases that it leases from entities under common ownership. A lease provides the lessee the right to control the use of an identified asset for a period of time in exchange for consideration. Operating lease right-of-use assets (collectively, “ROU assets”) represent the Company’s right to use an underlying asset for the lease term. Operating lease liabilities (collectively, “lease liabilities”) represent the Company’s obligation to make lease payments arising from the lease. The Company determines if an arrangement is a lease at inception. ROU assets and lease liabilities are recognized at the lease commencement date based on the present value of lease payments over the lease term. The Company excludes short-term leases having initial terms of 12 months or less from ROU assets and lease liabilities and recognizes rent expense on a straight-line basis over the lease term.

Most operating leases contain renewal options that provide for rent increases based on prevailing market conditions. The Company has lease extension terms that have either been extended or are likely to be extended. The terms used to calculate the ROU assets and lease liabilities for these properties include the renewal options that the Company is reasonably certain to exercise.

The discount rate used to determine the commencement date present value of lease payments is the interest rate implicit in the lease, or when that is not readily determinable, the Company utilizes the applicable risk-free rate in effect at the time of the lease inception. ROU assets include any lease payments required to be made prior to commencement and exclude lease incentives. Both ROU assets and lease liabilities exclude variable payments not based on an index or rate, which are treated as period costs. The Company’s lease agreements do not contain significant residual value guarantees, restrictions, or covenants.

The Company’s office lease agreements contain lease and non-lease components, which the Company accounts for as a single lease component. For these leases, there may be variability in future lease payments, as the amount of non-lease component is typically revised from one period to the next. These variable lease payments, which are primarily comprised of common area maintenance, utilities, taxes, and other related fees that are passed on from the lessor in proportion to the leased space, are recognized in operating expenses in the period in which the obligation for those payments was incurred. There are no other variable lease costs for the years ended December 31, 2025 and 2024.

Revenue Recognition

The Company recognizes revenue in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 606, Revenue from Contracts with Customers, which provides a five-step model for recognizing revenue from contracts with customers as follows:

•	Identify the contract with a customer.

NELSON BROS. READY MIX, LTD

NOTES TO FINANCIAL STATEMENTS (continued)

B. Summary of Significant Accounting Policies - continued

Revenue Recognition - continued

•	Identify the performance obligations in the contract.

•	Determine the transaction price.

•	Allocate the transaction price to the performance obligation in the contract.

•	Recognize revenue when or as performance obligations are satisfied.

The Company recognizes revenues from residential and commercial concrete construction projects, which are recognized at a point in time in which performance obligations are satisfied, which is when materials are transferred to the customer. This occurs when title and ownership are transferred and the customer is obligated to pay. There are generally no variable considerations in the transaction prices. Concrete construction projects are subject to economic conditions and may fluctuate based on changes in the industry, trade policies, and financial markets.

Advertising

Advertising costs are expensed as incurred. Advertising expense for the years ended December 31, 2025 and 2024, was approximately $296,000 and $465,000, respectively, and is included in general and administrative expenses in the accompanying statements of operations and changes in partners’ capital.

Taxes Collected from Customers

In the course of doing business, the Company collects taxes from customers, including but not limited to sales taxes. It is the Company’s policy to record these taxes on a net basis in the statement of operations; therefore, the Company does not include the taxes collected as a component of revenues. During 2023, the Company overpaid sales tax, which was in the process of being refunded at year-end. As a result of the overpayment, the Company was due approximately $3,615,000 as of December 31, 2024, which is reflected as other receivables in the accompanying balance sheet. We note no such amounts were due to the Company at December 31, 2025.

Income Taxes

The Company is taxed as a partnership for federal income tax purposes. As a result, income or losses are taxable or deductible to the partners rather than at the Company level; accordingly, no provision has been made for federal income taxes in the accompanying financial statements. In certain instances, the Company is subject to state taxes on income arising in or derived from the state tax jurisdictions in which it operates.

State income tax positions are evaluated in a two-step process. The Company first determines whether it is more likely than not that a tax position will be sustained upon examination. If a tax position meets the more likely than not threshold, it is then measured to determine the amount of expense to record in the financial statements. The tax expense recorded would equal the largest amount of expense related to the outcome that is 50% or greater likely to occur. The Company classifies any potential accrued interest recognized on an underpayment of income taxes as interest expense and classifies any statutory penalties recognized on a tax position taken as an operating expense. Management of the Company has not taken a tax position that, if challenged, would be expected to have a material effect on the financial statements as of or for the years ended December 31, 2025 and 2024.

NELSON BROS. READY MIX, LTD

NOTES TO FINANCIAL STATEMENTS (continued)

B. Summary of Significant Accounting Policies - continued

Income Taxes - continued

Under the centralized partnership audit rules, the Internal Revenue Service (“IRS”) assesses and collects underpayments of tax from the partnership instead of from each partner. The partnership may be able to pass the adjustments through to its partners by making a push-out election or, if eligible, by electing out of the centralized partnership audit rules.

The collection of tax from the partnership is only an administrative convenience for the IRS to collect any underpayment of income taxes including interest and penalties. Income taxes on partnership income, regardless of who pays the tax or when the tax is paid, are attributed to the partners. Any payment made by the partnership as a result of an IRS examination will be treated as a distribution from the partnership to the partners in the financial statements.

The Company did not incur any penalties or interest related to its state tax returns during the years ended December 31, 2025 and 2024.

Insurance Plan

During the year ended December 31, 2024, the Company became a participant in a member-owned captive insurance plan (the “Insurance Plan”). The Insurance Plan provides insurance associated with workers’ compensation, commercial general, and commercial automobile liabilities. Under the terms of the Insurance Plan, the Company is insured up to $1,000,000 per claimant with a commercial general liability aggregate coverage of $2,000,000 covered by the Insurance Plan’s captive pool. The Company also purchased a fully insured umbrella and second layer excess policy for an additional $3,000,000 of coverage above what is provided by the Insurance Plan.

To participate in the Insurance Plan, the Company provided a letter of credit in the amount of $1,848,082 and an additional $568,188 deposit with the insurance company for potential losses and payment of insured claims that exceeded the insurance premiums paid into the Insurance Plan. Due to insurance claims for possible incidents that occur during the Insurance Plan year but are filed later, it takes the Insurance Plan a few years to close its books on any given plan year. Once the plan year is closed, the Insurance Plan will require additional payments or will issue refunds to individual members based upon their claim’s history for that plan year. Premium payments of approximately $3,533,000 and $3,232,000 were made during the years ended December 31, 2025 and 2024, respectively. As of December 31, 2025, the Company expects a refund for some of the premium paid once the corresponding plan year is fully closed and does not anticipate any liability for excess claims. Any receivable amount is not currently estimatable.

Reclassifications

Certain prior year amounts have been reclassified to conform to the current year presentation. These reclassifications had no effect on previously reported results of operations.

Recently Adopted Accounting Standards

On January 1, 2025, the Company adopted FASB Accounting Standards Update 2025-05: Measurement of Credit Losses for Accounts Receivable and Contract Assets, which provides a practical expedient for the Company to assume that current conditions as of the balance sheet date will persist through the

NELSON BROS. READY MIX, LTD

NOTES TO FINANCIAL STATEMENTS (continued)

B. Summary of Significant Accounting Policies - continued

Recently Adopted Accounting Standards - continued

reasonable and supportable forecast period for eligible assets as well as provide a policy election to consider subsequent collections of balances received after the balance sheet date through a date selected by the Company. The Company applied the standard on a prospective basis to its eligible assets of accounts receivable - trade. There was no material impact on the Company’s results of operations or financial condition upon adoption of the new standard.

C. Allowance for Credit Losses

The allowance for credit losses for accounts receivable and the related activity as of December 31:

	2025	2024
Beginning balance	$342,882	$60,000
Provision for credit losses	—	315,360
Recovery of credit losses	(226,209)	—
Write-offs	—	(32,478)

Ending balance	$116,673	$342,882

D. Property and Equipment

Property and equipment are comprised of the following at December 31:

	2025	2024
Furniture and fixtures	$46,561	$46,561
Office equipment	274,162	274,287
Machinery and equipment	6,568,417	6,292,427
Vehicles and trailers	32,843,309	32,761,221
Building and improvements	20,900,234	21,258,783
Construction in progress	854,506	853,822

Total property and equipment	61,487,189	61,487,101
Less accumulated depreciation	(32,146,868)	(28,213,747)

Property and equipment, net	$29,340,321	$33,273,354

Depreciation expense for the years ended December 31, 2025 and 2024, was approximately $3,933,000 and $3,981,000, respectively, and is included within general and administrative expenses on the accompanying statements of operations and changes in partners’ capital.

E. Inventories

Inventories consist of the following as of December 31:

	2025	2024
Raw materials	$1,510,422	$1,125,257
Admixture	439,514	424,763
Shop supplies	363,741	600,193

Total inventories	$2,313,677	$2,150,213

NELSON BROS. READY MIX, LTD

NOTES TO FINANCIAL STATEMENTS (continued)

B. Summary of Significant Accounting Policies - continued

F. Lines of Credit

During the year ended December 31, 2024, the Company entered into a line of credit with a maximum credit facility of $14,000,000. The line of credit bore interest at the lesser of the Secured Overnight Financing Rate (“SOFR”) plus 2.50% and the maximum rate as defined in the credit agreement (7.85% at December 31, 2024). At December 31, 2024, the outstanding balance under this facility was approximately $10,946,000.

The line of credit matured in October 2025 and was repaid in full, in conjunction with the new revolving credit facility described below. The letter of credit (see Note B) serving as collateral for the Insurance Plan was issued in conjunction with the line of credit. Because the line matured, the Company is required to provide cash collateral equal to 105% of the face amount of outstanding letters of credit. Accordingly, the Company pledged approximately $1,940,000 of cash, which is held in a segregated, restricted account and serves as continuing collateral for the Company’s reimbursement and other obligations related to the letters of credit. These funds are restricted from use until the letters of credit expire or are otherwise terminated and all related obligations have been satisfied.

On October 27, 2025, the Company, along with other related parties (collectively, the “Borrowers”), entered into a Master Credit and Security Agreement (the “Credit Agreement”) with Pathward, National Association (the “Lender”). The Credit Agreement provides for a revolving line of credit (the “Revolving Loan”) with a maximum borrowing capacity of $15,000,000. Borrowings under the Revolving Loan may be drawn, repaid, and reborrowed from time to time, subject to the terms of the Credit Agreement and the availability limitations discussed below.

Availability under the Revolving Loan is limited to the lesser of (i) $15,000,000 or (ii) a borrowing base equal to 85% of eligible accounts receivable, less reserves established by the Lender in its discretion. The Lender may adjust advance rates, establish reserves, or otherwise restrict borrowing availability in accordance with the Credit Agreement.

The Revolving Loan is demand based and is due and payable upon demand by the Lender. Absent a continuing event of default, the Borrowers generally have up to 150 days following such demand to repay all outstanding obligations. As a result, borrowings under the Revolving Loan are classified as a current liability in the accompanying balance sheets. In addition, the Credit Agreement requires mandatory prepayments from the net proceeds of certain asset sales, incurrence of additional indebtedness, or equity issuances, subject to specified thresholds.

Borrowings under the Revolving Loan bear interest at a variable rate equal to the Wall Street Journal Prime Rate plus 1.50%, subject to a minimum interest rate of 7.00% per annum (8.25% at December 31, 2025). Interest is calculated on the basis of a 360-day year and actual days elapsed and is payable monthly in arrears on the first day of each month. Upon the occurrence of an event of default, outstanding amounts bear interest at a default rate equal to the applicable interest rate plus 4.00%.

The Company may voluntarily terminate the Revolving Loan and prepay outstanding borrowings, subject to a prepayment fee based on the remaining commitment and the timing of termination, which generally declines over the first two years of the facility and may be waived under certain conditions. The Revolving Loan is secured by a first-priority security interest (subject to permitted liens and an intercreditor arrangement with Ansley Park Capital, LLC—see Note G) in substantially all personal property of the Borrowers, including accounts receivable, inventory, equipment, deposit accounts, and general intangibles. Collections on accounts receivable are required to be remitted to a lender-controlled lockbox account.

NELSON BROS. READY MIX, LTD

NOTES TO FINANCIAL STATEMENTS (continued)

B. Summary of Significant Accounting Policies - continued

F. Lines of Credit - continued

The obligations under the Credit Agreement are joint and several among the Borrowers and are guaranteed by certain affiliated entities and individuals pursuant to separate guaranty agreements. The Credit Agreement contains customary affirmative and negative covenants, including requirements related to financial reporting, maintenance of insurance, and restrictions on additional indebtedness, liens, asset dispositions, distributions, and affiliate transactions. The Company was in compliance with these covenants at December 31, 2025. The outstanding balance under the Revolving Loan was $5,221,919 at December 31, 2025.

G. Notes Payable

The Company previously financed various items of property and equipment through notes payable with third parties. These notes were generally secured by the related assets, bore interest at rates ranging from 3.00% to 11.00%, and matured on various dates from January 2025 through November 2032. The notes required monthly principal and interest payments and were paid in full during 2025 in conjunction with the new credit facilities described below.

On October 27, 2025, the Company, along with various related parties, entered into a fixed-rate promissory note (the “Note”) with Ansley Park Capital, LLC (the “New Lender”) pursuant to a Master Loan and Security Agreement. The Note provides for borrowings of up to $25,000,000 and bears interest at a fixed rate of 11.39% per annum, calculated on the basis of a 360-day year and actual days elapsed.

The Note requires interest-only payments from the execution date through November 1, 2025. Beginning December 1, 2025, the Note requires 84 consecutive monthly installments of principal and interest of $396,386, payable in arrears on the first day of each month. In addition, a balloon principal payment of $5,000,000 is due at maturity. The Note matures on November 1, 2032.

The Company may prepay all, but not less than all, of the outstanding loan balance on a payment date after the first anniversary of the Note, subject to providing 10 days’ prior written notice and payment of any applicable prepayment fee. The prepayment fee equals the principal amount prepaid multiplied by a percentage that steps down over time: 5% (after year 1 through year 2), 4% (after year 2 through year 3), 3% (after year 3 through year 4), 2% (after year 4 through year 5), 1% (after year 5 through year 6), and 0.5% thereafter.

The Note is secured by substantially all assets and equity interests of the Company and certain related parties. Upon the occurrence of an event of default, the New Lender may declare all outstanding principal and accrued interest immediately due and payable. Amounts not received within five days of the due date are subject to late charges in accordance with the agreement.

The Company incurred deferred borrowing costs related to the notes payable of approximately $1,254,000. The Company amortized approximately $108,000 of these deferred borrowing costs during 2025, and the remaining unamortized portion of the deferred borrowing costs is approximately $1,146,000 as of December 31, 2025.

At December 31, 2025, the aggregate maturities of notes payable are as follows:

2026	$1,947,638
2027	2,234,059
2028	2,499,177
2029	2,810,540
2030	3,152,848

NELSON BROS. READY MIX, LTD

NOTES TO FINANCIAL STATEMENTS (continued)

B. Summary of Significant Accounting Policies - continued

G. Notes Payable - continued

Thereafter	12,196,644

Total future maturities	24,840,906
Less: current portion	(1,947,638)
Less: deferred borrowing costs	(1,145,515)

Total notes payable, net of current portion	$21,747,753

H. Leases

The components of lease expense are as follows during the years ended December 31:

	2025	2024
Operating lease cost	$728,474	$728,471
Short-term lease cost	$41,916	$175,534

Weighted average lease term and discount rate are as follows as of December 31:

	2025	2024
Weighted average remaining lease term (years)
Operating leases	2.06	1.57
Weighted average discount rate
Operating leases	1.67%	3.64%

Maturities of operating lease liabilities as of December 31, 2025, are as follows:

2026	$85,248
2027	86,784

Total lease payments	172,032
Less present value discount	(2,909)

Lease liabilities	$169,123

Cash paid during the years ended December 31, 2025 and 2024, for operating leases was approximately $744,000 and $724,000, respectively, and is included in general and administrative expenses in the accompanying statements of operations and changes in partners’ capital.

I. Retirement Plan

Substantially all of the Company’s full-time employees are covered by a qualified 401(k) plan (the “Plan”). The Plan allows participants to elect to defer up to 100% of their compensation, as defined by the Plan and subject to limitations on annual additions and other limitations imposed by the Internal Revenue Code. The Company may make discretionary matching contributions to the Plan as determined annually by its Board of Directors, which was 50 cents for every one dollar contributed by each participant, up to a maximum of three percent of the participant’s eligible compensation for 2025 and 2024. The Company’s discretionary matching contributions to the Plan for the years ended December 31, 2025 and 2024, were approximately $115,000 and $197,000, respectively. In addition, the Company may make an additional profit-sharing contribution to participants. No additional profit-sharing contributions were made for the year ended December 31, 2025 or 2024.

NELSON BROS. READY MIX, LTD

NOTES TO FINANCIAL STATEMENTS (continued)

B. Summary of Significant Accounting Policies - continued

J. Commitments and Contingencies

Concentrations of Credit

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of cash and accounts receivable. The Company places cash with high credit quality financial institutions, and the Company provides credit in the normal course of business to customers on whom it performs ongoing credit evaluations and maintains allowances for potential credit losses.

Major Customers

The Company had one customer which accounted for approximately 16% of accounts receivable – trade at December 31, 2025. At December 31, 2024, the Company did not have any customers that accounted for more than 10% of accounts receivable—trade. For the years ended December 31, 2025 and 2024, there was one customer which accounted for approximately 14% and 15%, respectively, of total revenue. The loss of these customers could have an adverse impact on the Company.

Legal

The Company is involved in various lawsuits and claims arising in the normal course of business. In management’s opinion, the ultimate outcome of these items will not have a material adverse effect on the financial position or results of operations of the Company.

K. Related-Party Transactions

The Company has various related party accounts receivable and payable balances at year-end with several related-party entities. These balances arrive from services provided between entities or cash management practices. These are included in individual line items in the accompanying balance sheets.

During 2025 and 2024, the Company purchased approximately $15,256,000 and $21,912,000, respectively, in hauling services from a related party, which are included in cost of sales in the accompanying statements of operations and changes in partners’ capital.

During 2025 and 2024, the Company had concrete sales of approximately $9,328,000 and $4,027,000, respectively, to another related party.

The Company has a management fee agreement with a related party. During 2025 and 2024, the Company incurred management fees of $501,000 and $385,000, respectively, which are included in general and administrative expenses in the accompanying statements of operations and changes in partners’ capital.

The Company also has various leases with a related party, from which they incurred approximately $728,000 and $728,000 in lease expenses for the years ended December 31, 2025 and 2024, respectively, which are included in general and administrative expenses in the accompanying statements of operations and changes in partners’ capital.

The Company had a note payable to a related party with a maturity date of June 29, 2029. As of December 31, 2024, the note payable had a balance of approximately $1,527,000. The note bore interest at 4.75% and the Company incurred approximately $36,000 and $79,000 of interest expense related to this note during the years ended December 31, 2025 and 2024, respectively. Such balance, which was included in notes payable – related parties, is disclosed as a current liability as of December 31, 2024, in the accompanying balance sheet. The note was paid off in full during the year ended December 31, 2025.

NELSON BROS. READY MIX, LTD

NOTES TO FINANCIAL STATEMENTS (continued)

B. Summary of Significant Accounting Policies - continued

K. Related-Party Transactions - continued

During the year ended December 31, 2024, the Company entered into a note payable with a related party with a maturity date of February 2, 2025. As of December 31, 2024, the note payable had a balance of $3,000,000. The note bore interest at the Prime rate plus an applicable margin. Such balance, which was included in notes payable – related parties, was disclosed as a current liability as of December 31, 2024, in the accompanying balance sheet. The note was paid off in full during the year ended December 31, 2025.

L. Employee Retention Credit

The CARES Act provides an employee retention credit (“ERC”), which is a refundable tax credit against certain employment taxes. During the year ended December 31, 2023, the Company received a refund of approximately $2,266,000 related to the ERC. Management has deferred recognition of the gain until it is probable that the amounts received will not be remitted back to the IRS. Accordingly, the amounts received have been recorded in other current liabilities on the accompanying balance sheets as of December 31, 2025 and 2024.

The Company incurred fees related to the ERC of approximately $427,000, which are netted with the amount deferred, resulting in a net deferral of approximately $1,839,000.

M. Subsequent Events

In preparing the financial statements, management has evaluated all subsequent events and transactions for potential recognition or disclosure through April 28, 2026, the date the financial statements were available for issuance.

Subsequent to year-end, the Company entered into a non-binding letter of intent with a third party pursuant to which the third party has expressed interest in acquiring equity interests of the Company and a related entity. The proposed transaction contemplates a purchase price based on a total enterprise value for both entities, is subject to due diligence, negotiation of definitive agreements, regulatory approvals, and other customary closing conditions. The letter of intent also contemplates that a portion of the consideration may be contingent upon future financial performance of the Company.

The letter of intent is non-binding, and there can be no assurance that a definitive agreement will be executed or that the proposed transaction will be consummated; however, management is working towards a transaction and believes it will take place. Accordingly, no amounts related to this potential transaction have been reflected in the accompanying financial statements.